Exhibit 99.1

321 SOUTH BOSTON AVENUE, SUITE 1000

TULSA, OKLAHOMA 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM COMPANY ANNOUNCES

CHANGE IN COMPANY LEADERSHIP

TULSA, Okla.—(BUSINESS WIRE) — December 10, 2015 — Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) announced today that that Mark E. Eck, Executive Vice President & Chief Operating Officer of the Company, would resign from his position effective January 4, 2016 to pursue other opportunities.  Subsequent to Mr. Eck’s departure, his duties and responsibilities will be assumed by other members of the Company’s management team.

Jake Brace, the Company’s Interim President & Chief Executive Officer commented, “The Company appreciates Mark’s contribution to Midstates, providing leadership and guidance during a very critical time for the Company.  Mark was a key member of the management team whose 2015 successes included a significant corporate debt restructuring, building a strong team as part of the transition of our corporate offices from Houston, Texas to Tulsa, Oklahoma, and helping to effectively manage the Company’s assets in a volatile commodity price environment.”

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma and the Anadarko Basin in Texas and Oklahoma.

*********

Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-4614

Jason.McGlynn@midstatespetroleum.com

Al Petrie, Investor Relations, (713) 595-9427

Al.Petrie@midstatespetroleum.com